Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces New V-P Exploration, Operations Manager and CFO

Calgary, Alberta - August 21, 2007 - Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM) is pleased to announce the following appointments:

Vice-President Exploration:
Clarence Campbell has been appointed to the position of Vice President of Exploration effective immediately. Mr. Campbell brings more than 25 years of Canadian and International experience to Triangle primarily as a result of his tenure with (i) RPI Canada Ltd., from 1982 to 1986, a geological and environmental consulting company that has worked extensively on both Canadian and US projects; (ii) Stoakes Consulting Group, from 1986 to 1992 and 2002 to 2007, a geological consulting company located in Calgary which has worked on numerous projects in Western Canada, Eastern Canada (onshore and offshore), South America, Africa, Asia and the Middle East; and (iii) Capstan Consulting, from 1992 to 2002, an East Coast consulting firm responsible for many geological projects internationally, in Western Canada and both onshore and offshore Eastern Canada. In addition to his consulting experience, Mr. Campbell has also taught numerous courses for industry relating to petroleum geology both domestically and internationally.

Mr. Campbell’s extensive Eastern Canadian exploration experience was gained through a four year project for Devon Energy and Northstar Energy, Inc. which included the geological mapping of the entire Maritimes Basin (Nova Scotia, New Brunswick and Prince Edward Island) and subsequent evaluation programs for EOG Resources, Inc. and Husky Energy as well as other clients in this area. His experience has led directly to Triangle’s resource play exploration program in Nova Scotia and New Brunswick. In Mr. Campbell's position as Vice President of Exploration, he will direct all phases of the Company's exploration in Canada and the United States. He received a BSC in Geology from Dalhousie University in 1978 followed by graduate work in the MSC program at the University of South Carolina.

Ron Hietala, President of Triangle’s operating subsidiaries, states "Clarence has been actively consulting to us since the fall of 2005, and the entire management team welcomes him now as the in-house leader of our exploration programs. We believe that adding Clarence to our senior management team will directly contribute to the growth of the Company.”

Operations Manager:
In addition to the appointment of Mr. Campbell as V-P Exploration, Triangle is pleased to introduce Brad Affleck as the Company’s new Operations Manager. Prior to joining Triangle, Mr. Affleck was the Production Operations Manager for Cordero Energy Inc. (TSX:COR), an independent exploration and development company pursuing conventional oil and natural gas production as well as coalbed methane development in western Canada. As Production Operations Manager of Cordero from 2005 to 2007, he was responsible for overall management of field operations, including managing operating expenses within the top quartile of companies at less than $4.00 per barrel of oil equivalent (“BOE”) and designing and installing facilities and pipelines resulting in production of more than 3,800 BOE per day.

Suite 1250, 521 - 3rd Avenue S.W. Calgary, Alberta T2P 3T3

From 1999 to 2005, Mr. Affleck held senior operations and senior engineering technologist positions at several companies, including NAL Resources Limited (TSX:NAE.UN), an investment trust that generates distributions through the acquisition, development, production and marketing of oil and natural gas, and TransCanada Midstream, a leader in the responsible development and reliable operation of North American energy infrastructure. He obtained a Chemical Engineering Diploma at the Northern Alberta Institute of Technology and is a Registered Engineering Technologist.

Troy Wagner, Triangle’s Chief Operating Officer, comments “While Brad worked for me at NAL, I witnessed firsthand his numerous technical strengths and ability to execute complex projects on schedule and on budget. He has always been a tenacious learner and dedicated top performer. I look forward to the skill set he brings to our Eastern Canadian operations.”

Chief Financial Officer:
Shaun Toker has been appointed Chief Financial Officer of the Company. Prior to joining Triangle, Mr. Toker was the Controller for an American Stock Exchange and Toronto Stock Exchange listed company with oil and gas production in The Republic of Yemen and in Alberta, Canada. As Controller from 2004 to 2007, he was responsible for the overall management of the financial reporting requirements, including the preparation of consolidated financial statements in accordance with both Canadian and US GAAP and the development and implementation of procedures and controls with respect to compliance with the Sarbanes-Oxley Act of 2002. He obtained a Chartered Accountant designation during his tenure as a Senior Accountant at KPMG from 2004 to 2007. Mr. Toker audited publicly traded oil and gas companies ranging from junior exploration and development companies to medium sized energy trusts and large producers. Prior thereto, he worked as a Financial Accountant with BP Amoco.

“Shaun has substantial and specialized experience in U.S. financial reporting and in developing, managing and monitoring financial reporting systems,” commented Mark Gustafson, Chairman, President, and Chief Executive Officer of Triangle. “His experience in the international oil and gas environment, in combination with his knowledge of SEC financial reporting requirements, complements our experienced management team as we move the Company forward.”

About Triangle Petroleum Corporation

Triangle is an exploration company focused on the Fayetteville Shale in Arkansas, emerging Canadian shale gas projects and select areas of the Western United States. An experienced team comprising technical and business skills has been formed to optimize the Company’s opportunities through its operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

Suite 1250, 521 - 3rd Avenue S.W. Calgary, Alberta T2P 3T3

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

Suite 1250, 521 - 3rd Avenue S.W. Calgary, Alberta T2P 3T3